Exhibit 3.1

CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION OF
LEIDOS HOLDINGS, INC.

Leidos Holdings, Inc., a Delaware corporation (the “Corporation”), hereby certifies:

I.The amendments set forth herein were duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

II.Article EIGHTH of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

EIGHTH: ACTION OF STOCKHOLDERS. No action shall be taken by the stockholders except at an annual or special meeting of stockholders, and no action may be effected by any consent in writing in lieu of a meeting of stockholders.

III.Sections (B) and (C) of Article ELEVENTH of the Restated Certificate of Incorporation of the Corporation are hereby amended to read in their entirety as follows:

(B)    Limitation on Liability. To the fullest extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors or officers (or both directors and officers), no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Solely for purposes of Section B and, as applicable, Section C of Article ELEVENTH, “officer” shall have the meaning provided in Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time.

(C)    Repeal or Modification of Rights. Any repeal or modification of Section (A) shall not adversely affect any rights to indemnification and advancement of expenses of a director or officer of the Corporation existing pursuant to Section (A) with respect to any acts or omissions occurring prior to such repeal or modification. Any repeal or modification of Sections (A) or (B) shall not apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

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In witness whereof, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on the date set forth below.

                            LEIDOS HOLDINGS, INC.

                            By:    /s/ Brian Z. Liss .
                                Name: Brian Z. Liss
Title: Senior Vice President, Deputy General Counsel & Corporate Secretary

                            DATED: 5/2/2025